EXHIBIT 99.1

United-Guardian Reports Strong Second Quarter Earnings

HAUPPAUGE, N.Y., Aug. 9, 2012 (GLOBE NEWSWIRE) -- United-Guardian, Inc. (Nasdaq:UG) today reported continued strong earnings in both the second quarter and first half of 2012, with earnings for the first half of the year reaching a new high of $0.53 per share. The company was able to achieve this despite sales being down slightly (1.0%) compared with the first half of 2011 due to third-party production issues that impacted the availability of one of the company's pharmaceutical products.

Ken Globus, President of United-Guardian, stated, "Although production delays resulted in lower sales of our Renacidin® Irrigation during the second quarter, that was partially offset by increases in sales of our personal care and medical products, as well as by significant reductions in some of our operating expenses and overhead costs. We are currently in discussions with a potential new supplier for our Renacidin® Irrigation, which we hope will not only eliminate the production problems we have been having with our current supplier, but will also enable us to bring out a new, more convenient dosage size that we believe could significantly increase our sales of that product. We are also excited about the introduction of the first of what we hope will be several new products in our new Lubrajel 'Natural' line of water-based moisturizing products. We believe that this new line of products has the potential to open up new markets and customers for our personal care products."

United-Guardian is a manufacturer of cosmetic ingredients, personal and health care products, pharmaceuticals, and specialty industrial products.

The United-Guardian, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=6000

NOTE:   This press release contains both historical and "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements about the company's expectations or beliefs concerning future events, such as financial performance, business prospects, and similar matters, are being made in reliance upon the "safe harbor" provisions of that Act. Such statements are subject to a variety of factors that could cause our actual results or performance to differ materially from the anticipated results or performance expressed or implied by such forward-looking statements. For further information about the risks and uncertainties that may affect the company's business please refer to the company's reports and filings with the Securities and Exchange Commission.

RESULTS FOR THE THREE AND SIX MONTHS ENDED
JUNE 30, 2012 and JUNE 30, 2011
(UNAUDITED)

	THREE MONTHS ENDED JUNE 30,		SIX MONTHS ENDED JUNE 30,
	2012	2011	2012	2011

Net sales	$ 3,735,100	$ 4,060,299	$ 7,623,792	$ 7,702,348

Costs and expenses	2,013,373	2,329,076	4,156,076	4,310,812

Income from operations	1,721,727	1,731,223	3,467,716	3,391,536

Other income	41,757	83,817	114,098	149,887

Income before income taxes	1,763,484	1,815,040	3,581,814	3,541,423

Provision for income taxes	570,400	590,400	1,160,100	1,150,600

Net Income	$ 1,193,084	$ 1,224,640	$ 2,421,714	$ 2,390,823

Earnings per common share (Basic and Diluted)	$ 0.26	$ 0.27	$ 0.53	$ 0.52

Weighted average shares – basic and diluted	4,596,439	4,596,439	4,596,439	4,596,439

** Additional financial information can be found at the company's web site at www.u-g.com.**

CONTACT: Robert S. Rubinger
         Public Relations
         (631) 273-0900